Exhibit 99.1

THIS ANNOUNCEMENT DATED 14 OCTOBER 2022 (THE “ANNOUNCEMENT”) DOES NOT CONSTITUTE AN OFFER AND IS NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, IN OR INTO, OR FROM, ANY JURISDICTION OUTSIDE THE UNITED STATES OF AMERICA, SOUTH AFRICA, AND SINGAPORE IN WHICH THE INTRODUCTION OR IMPLEMENTATION OF THE OFFER (AS DEFINED BELOW) WOULD NOT BE IN COMPLIANCE WITH THE LAWS OR REGULATIONS OF SUCH JURISDICTION. PLEASE REFER TO PARAGRAPH 19 OF THE OFFER ANNOUNCEMENT (AS DEFINED HEREIN) FOR FURTHER DETAILS RELATING TO GRINDROD SHAREHOLDERS IN OTHER JURISDICTIONS.

GOOD FALKIRK (MI) LIMITED (Registration No.: 96379) (Incorporated in Marshall Islands)	TAYLOR MARITIME INVESTMENTS LIMITED (Registration No.: 69031) (Incorporated in Guernsey)

VOLUNTARY CONDITIONAL CASH OFFER

by

GOOD FALKIRK (MI) LIMITED, A WHOLLY-OWNED SUBSIDIARY OF TAYLOR MARITIME INVESTMENTS LIMITED

to acquire all the issued ordinary shares in the capital of

GRINDROD SHIPPING HOLDINGS LTD.

other than Shares held by the Offeror and Shares held in treasury.\

CLARIFICATORY ANNOUNCEMENT

1	INTRODUCTION

1.1
Taylor Maritime Investments Limited (“TMI”) refers to the announcement released on 12 October 2022 in relation to the voluntary conditional cash offer made by Good Falkirk (MI) Limited (“the Offeror”) for all the issued ordinary shares (the “Shares”) in the capital of Grindrod Shipping Holdings Ltd. (“Grindrod”) (other than Shares held by the Offeror and Shares held in treasury) (the “Offer Shares”), in accordance with Rule 15 of The Singapore Code on Take-overs and Mergers (the “Code”) and the rules of the U.S. Securities and Exchange Commission (the “SEC”) (the “Offer Announcement”).

1.2	Capitalised terms which are not otherwise defined herein shall have the meanings ascribed to them in the Offer Announcement.

2	CLARIFICATION ON THE PREMIA OF THE OFFER PRICE OVER THE HISTORICAL TRADED PRICES OF THE SHARES

2.1	The Offeror wishes to clarify that the correct premia over the Transaction Value by reference to the historical traded price of the Shares on the JSE are as follows:

	Description	Share Price (1) (ZAR)	Exchange rate (USD/ZAR) (2)	USD converted share price (3)	Premium of Transaction Value of US$26.00 over Share Price (4) (%)
1.	Last traded price per Share on 10 October 2022, being the Last Trading Day	424.99	18.13	23.44	10.9%
2.	Last trading price per Share on 26 August 2022 being the last full trading date prior to the Disclosure Date	331.03	16.88	19.61	32.6%
3.	VWAP for the 30-day period prior to the Disclosure Date	314.60	16.75	18.78	38.4%
4.	VWAP for the 60-day period prior to the Disclosure Date	307.91	16.44	18.73	38.8%
5.	VWAP for the 90-day period prior to the Disclosure Date	353.68	16.22	21.81	19.2%
6.	VWAP for the 180-day period prior to the Disclosure Date	325.54	15.74	20.68	25.7%

Notes:

(1)	Grindrod Shipping share price quoted on the JSE based on data extracted from Bloomberg L.P. as at the Last Trading Day or Disclosure Date (as appropriate), rounded to the nearest two decimal places.

(2)	Based on the rate extracted from Bloomberg L.P. as at the Last Trading Day or Disclosure Date (as appropriate), rounded to the nearest two decimal places.

(3)	The ZAR price is converted to USD at the rate prevailing on the relevant day or, in the case of the VWAP,the average rate prevailing during the relevant period.

(4)	The percentage figures are rounded to the nearest one decimal place.

2.2	As a result of the corrected figures above:

(a)	the table in paragraph 2.1 above should replace the table (in relation to the premia over the Transaction Value by reference to the historical traded price of the Shares on the JSE) in each of:

(i)	paragraph 2.2 of the Offer Announcement; and

(ii)	paragraph 9.1 of the Offer Announcement.

3	RESPONSIBILITY STATEMENT

The TMI Board (including those who may have delegated supervision of this Announcement) has taken all reasonable care to ensure that the facts stated and all opinions expressed in this Announcement are fair and accurate and that no material facts have been omitted from this Announcement, the omission of which would make any statement in this Announcement misleading and the TMI Board jointly and severally accepts responsibility accordingly. Where any information in this Announcement has been extracted or reproduced from published or otherwise publicly available sources (including, without limitation, information relating to the Company and its subsidiaries and associated companies), the sole responsibility of the TMI Board has been to ensure, through reasonable enquiries, that such information has been accurately and correctly extracted from such sources or, as the case may be, accurately reflected or reproduced in this Announcement.

The Offeror Board (including those who may have delegated supervision of this Announcement) has taken all reasonable care to ensure that the facts stated and all opinions expressed in this Announcement are fair and accurate and that no material facts have been omitted from this Announcement, the omission of which would make any statement in this Announcement misleading and the Offeror Board jointly and severally accepts responsibility accordingly. Where any information in this Announcement has been extracted or reproduced from published or otherwise publicly available sources (including, without limitation, information relating to the Company and its subsidiaries and associated companies), the sole responsibility of the Offeror Board has been to ensure, through reasonable enquiries, that such information has been accurately and correctly extracted from such sources or, as the case may be, accurately reflected or reproduced in this Announcement.

14 October 2022
BY ORDER OF THE BOARD	BY ORDER OF THE BOARD
GOOD FALKIRK (MI) LIMITED	TAYLOR MARITIME INVESTMENTS LIMITED

Forward-Looking Statements

This Announcement contains forward-looking statements relating to a voluntary conditional cash offer by the Offeror to acquire all of the issued ordinary shares in the capital of the Company (other than Shares held by the Offeror and Shares held in treasury), which offer involves substantial risks and uncertainties that could cause any actual outcome to differ materially from those expressed or implied by such statements.

All statements other than statements of historical facts included in this Announcement are or may be forward-looking statements. Forward-looking statements include but are not limited to those using words such as “seek”, “expect”, “anticipate”, “estimate”, “believe”, “intend”, “project”, “plan”, “strategy”, “forecast” and similar expressions or future or conditional verbs such as “will”, “would”, “should”, “could”, “may” and “might”. These statements reflect TMI’s and the Offeror's, or, as applicable, the Company’s current expectations, beliefs, hopes, intentions or strategies regarding the future and assumptions in light of currently available information.

Such forward-looking statements are not guarantees of future performance or events and involve known and unknown risks and uncertainties. Accordingly, actual results may differ materially from those described in such forward-looking statements. Shareholders and investors should not place undue reliance on such forward-looking statements, and neither TMI, the Offeror, the Company, nor Evercore undertakes any obligation to update publicly or revise any forward-looking statements, subject to compliance with any applicable laws and regulations and/or rules of the SGX-ST and/or any other regulatory or supervisory body or agency.

Important Information

The tender offer by the Offeror referred to in this communication has not commenced. This communication is for informational purposes only, is not a recommendation and is neither an offer to purchase nor a solicitation of an offer to sell any Shares of the Company or any other securities, nor is it a substitute for the Tender Offer Statement on Schedule TO that TMI and/or the Offeror will file, and the Solicitation/Recommendation Statement on Schedule 14D-9 and other necessary filings that the Company will file, with the SEC, in the event that the tender offer is commenced. Any solicitation and offer to buy Shares of the Company will only be made pursuant to an offer to purchase and related tender offer materials. At the time the tender offer is commenced, TMI, the Offeror and/or a subsidiary or affiliate thereof will file with the SEC a Tender Offer Statement on Schedule TO and other necessary filings and in connection therewith the Company will file a Solicitation/Recommendation Statement on Schedule 14D-9 and other necessary filings with the SEC. Any such Tender Offer Statement (including an offer to purchase, a related letter of transmittal and certain other offer documents) and any such Solicitation/Recommendation Statement on Schedule 14d-9 will contain important information. Any holders of Shares are urged to read these documents carefully if and when they become available because they will contain important information that holders of Shares should consider before making any decision with respect to the tender offer. In the event that a tender offer is commenced, the offer to purchase, the related letter of transmittal and the solicitation/recommendation statement and other filings related to the offer will be made available for free at the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by TMI and/or the Offeror will be available free of charge on TMI’s internet website at taylormaritimeinvestments.com/investor-centre/. Copies of the documents filed with the SEC by the Company will be available free of charge on the Company’s internet website at grinshipping.com/investor relations. In addition, holders of Shares may obtain free copies of the tender offer materials by contacting the information agent for the tender offer that will be named in the Tender Offer Statement.